SECOND

RESTATEMENT

OF THE

RESTATED AND AMENDED

ARTICLES OF INCORPORATION

OF

CASEY'S GENERAL STORES, INC.

Casey's General Stores, Inc., a corporation duly organized and existing under the Iowa Business Corporation Act, Chapter 490, Code of Iowa, 2017, as amended, does hereby restate its Restatement of the Restated and Amended Articles of Incorporation, as amended to date, pursuant to the provisions of said Act and all amendments thereto.

ARTICLE I

The name of the corporation shall be Casey's General Stores, Inc. Its principal place of business shall be in Polk County, Iowa.

ARTICLE II

The corporation's existence shall be perpetual.

ARTICLE III

The purpose which the corporation is authorized to pursue is and includes the transaction of any and all lawful businesses for which corporations may be incorporated under the Iowa Business Corporation Act.

ARTICLE IV

A.    The aggregate amount of authorized capital stock of this Corporation shall be divided into two classes: (i) 120,000,000 shares, consisting of one class designated as Common, and having no par value and no pre-emptive rights, and (ii) 1,000,000 shares, consisting of one class designated as Serial Preferred having no par value. The preferences, voting rights, if any, limitations and relative rights of the Serial Preferred Stock are as follows:

1.    The holders of each series of the Serial Preferred Stock shall be entitled to receive dividends when and as declared by the Board of Directors at such rate or rates and on such dates as shall be fixed for each such series by resolution of the Board of Directors as hereafter provided before any dividends shall be paid or set apart for payment on the Common Stock. Such dividends on the shares of each such series shall be fully cumulative from the date of first original issue of the shares of each such series. Unless dividends at the rate fixed for each series of the Serial Preferred Stock shall have been declared and paid in full on the shares of each such series for all past dividend periods and any dividend period ending on the date of any payment, purchase, redemption or other acquisition hereinafter referred to, and unless the full amount of all mandatory redemption and sinking fund payments then required to be made on each series of the Serial Preferred Stock shall have been made in full, no dividends shall be declared or paid or set apart for payment upon any shares of the Common Stock and no purchase, redemption or other acquisition for value of any shares of the Common Stock shall be made. If the payment of full cumulative dividends with respect to the shares of any series of the Serial Preferred Stock shall be in arrears, the Corporation thereafter shall (so long as such arrearage continues), whenever it shall make any dividend payment with respect to the shares of any series of the Serial Preferred Stock, make such dividend payment to the holders of the shares of each series of the Serial Preferred Stock as to which there shall be an arrearage and to the holders of the shares of each series of the Serial Preferred Stock as to which a dividend is then payable, pro rata among each such series in proportion to the full amount of dividends in arrears or then payable on the shares of each such series of the Serial Preferred Stock. The holders of the Serial Preferred Stock shall have no rights to share in any dividend or distribution of the profits or assets of the Corporation, whether in the form of cash, stock dividend or otherwise, except to the extent specifically provided herein or in said resolutions of the Board of Directors establishing the series of the Serial Preferred Stock.

2.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of the Serial Preferred Stock shall be entitled to be paid such amount as shall be fixed by resolution of the Board of Directors for each such series as hereafter provided before any amount shall be paid on the Common Stock. If, in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of the Serial Preferred Stock shall be insufficient to permit full payment to the holders of each series of the Serial Preferred Stock of their respective preferential amounts fixed by such resolution of the Board of Directors, then such assets shall be distributed ratably among such holders in proportion to their respective preferential amounts. After the payment to the holders of the Serial Preferred Stock of all such amounts to which they are entitled pursuant to said resolutions of the Board of Directors, the remaining assets and funds of the Corporation shall be divided and paid to the holders of the Common Stock. Neither the consolidation nor the merger of the Corporation with or into any other corporation or corporations, nor a reorganization of the Corporation alone, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purpose of this paragraph 2.

3.    The price at and terms and conditions on which the shares of each series of the Serial Preferred Stock may be redeemed shall be fixed for each such series by resolution of the Board of Directors as hereafter provided. Whenever the Corporation shall have failed to make any mandatory redemption or sinking fund payment in whole or in part on the date provided therefor (and so long as such nonpayment shall be continuing), the Corporation shall thereafter make mandatory redemption or sinking fund payments on each series of the Serial Preferred Stock (as to which it shall have failed to make all or any part of such payment or as to which it has a mandatory redemption or sinking fund obligation then due) pro rata among each such series in proportion to the sum of (i) any mandatory redemption or sinking fund payment then due and (ii) the amount of any previously unpaid mandatory redemption or sinking fund payments, in each case with respect to each such series of the Serial Preferred Stock. Redemption obligations of the Corporation shall be cumulative.

4.    Each share of Serial Preferred Stock shall be entitled to such privileges of conversion, if any, as are provided and declared by the Board of Directors at such time as the issue of which it is part is established by the Board of Directors.

5.    Shares of Serial Preferred Stock shall be entitled to vote only upon those matters required by Sections 57 and 70 of the Iowa Business Corporation Act, Chapter 496A, Code of Iowa, as amended, as the same or any substitute provisions therefor may be in effect from time to time.
The Serial Preferred Stock may be issued from time to time in series. Authority is hereby expressly granted to the Board of Directors to establish one or more series of Serial Preferred Stock and, in the resolution establishing each such series, to fix and determine the number of shares to constitute each such series, the distinctive designations thereof and the relative rights and preferences of the shares of each such series. All shares of the Serial Preferred Stock shall be identical in all respects, except as to the following rights and preferences as to which there may be variations as between different series:

(a)	The rate of dividend and the dates on which dividends are payable.

(b)	The price at and the terms and conditions upon which shares may be redeemed.

(c)	The amount payable upon shares in the event of involuntary liquidation.

(d)	The amount payable upon shares in the event of voluntary liquidation.

(e)	Sinking fund provisions for the redemption or purchase of shares.

(f)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

(g)	Voting rights, if any.

Any unissued shares of the Corporation may be issued and any treasury shares of the Corporation may be disposed of from time to time in such amount, for such consideration and upon such terms and conditions as the Board of Directors may determine.

ARTICLE V

A.    The number of directors of the Corporation shall be not fewer than four (4) and not greater than nine (9). Vacancies in the Board of Directors or new directorships created by an increase in the number of directors shall be filled by election by a majority of the remaining members of the Board, though less than a quorum, and the person filling such vacancy or newly-created directorship shall serve out the remainder of the term for the vacated directorship, or in the case of a new directorship, the term designated for the class of directors of which that directorship is a part.
B.    The shareholders may at any time at a meeting expressly called for that purpose remove any or all of the directors, for cause, by a vote of two-thirds of the shares then entitled to vote at an election of directors. For purposes of this Article, removal "for cause" shall mean that the director to be removed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, or that the director to be removed has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal.

C.    This Article V may not be amended, altered or repealed without the approval of two-thirds of the shares entitled to vote at the time such amendment, alteration or repeal is proposed.

ARTICLE VI

The Board of Directors of the Corporation shall have the power to adopt a corporation seal which shall be the corporate seal of this Corporation.

ARTICLE VII

The private property of the shareholders of this Corporation shall at all times be exempt from liability of corporate debts of any kind and this Article shall not be amended or repealed.

ARTICLE VIII

Stock in this Corporation shall be transferred only by assignment upon the books of the Corporation, subject to and in accordance with such restrictions as may be provided in the Bylaws of this Corporation.

ARTICLE IX

A.    The Corporation is subject to Section 490.806A, subsection 1 (the "Act"), of the Iowa Business Corporation Act, which was enacted as part of Senate File 325 during the 2011 session of the Iowa General Assembly.

B.    The terms of directors of the Corporation shall be staggered by dividing the number of directors into three groups, as nearly equal in number of possible. The first group shall be referred to as "class I directors", the second group shall be referred to as "class II directors", and the third group shall be referred to as "class III directors".
C.    On or before the date on which the Corporation first convenes an annual shareholders' meeting following the time the Corporation became subject to the Act, the Board of Directors of the Corporation shall by majority vote designate from among its members directors to serve as class I directors, class II directors, and class III directors.

D.    The terms of directors serving in office on the date that the Corporation became subject to the Act shall be as follows:

(1)    class I directors shall continue in office until the first annual shareholders' meeting following the date that the Corporation became subject to the Act, and until their successors are elected. The shareholders' meeting shall be conducted not less than eleven months following the last annual shareholders' meeting conducted before the Corporation became subject to the Act.

(2)    class II directors shall continue in office until one year following the first annual shareholders' meeting described in subparagraph (1), and until their successors are elected.

(3)    class III directors shall continue in office until two years following the first annual shareholders' meeting described in subparagraph (1), and until their successors are elected.

E.    At each annual shareholders' meeting of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term of three years following such meeting and until their successors are elected.

ARTICLE X

A.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for a transaction from which the director derives an improper personal benefit, or (iv) under Section 496A.44 of the Iowa Business Corporation Act.

If the Iowa Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Iowa Business Corporation Act, as so amended.

Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

B.    (1)    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, (a) is or was a director or officer of the Corporation, or (b) is or was serving (at such time as he or she is or was a director or officer of the Corporation) at the request of the Corporation as a director, officer, partner, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, partner, trustee, administrator, employee or agent or in any other capacity while serving as a director, officer, partner, trustee, administrator, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Iowa Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be such a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, (a) with respect to proceedings seeking to enforce rights to indemnification as provided in paragraph (2) of this Section B, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation, (b) in the case of a proceeding brought by or in the right of the Corporation, any such indemnification shall be limited as provided in the Iowa Business Corporation Act and (c) no such indemnification shall be provided to any director or officer, as applicable, for any proceeding wherein it shall ultimately be determined by final judicial decision that such director or officer is liable (i) for a breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for a transaction from which the director derives an improper personal benefit or (iv) under Section 496A.44 of the Iowa Business Corporation Act. The right to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Iowa Business Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of the written affirmation of the good faith belief of such director or officer that he or she has met the standard of conduct necessary for indemnification, and an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision that such director or officer is not entitled to be indemnified under this Section B or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to other employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(2)    If a claim under paragraph 1 of this Section B is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required affirmation and undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Iowa Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Iowa Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3)    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other rights which any person may have or hereafter acquire under a provision of the Restated and Amended Articles of Incorporation, By-Laws, agreements, vote of stockholders or disinterested directors or otherwise, both as to action in a person's official capacity and as to action in another capacity while holding the office. The Corporation may enter into separate written agreements with directors, officers, employees and agents of the Corporation and of other enterprises, which agreements expressly provide for indemnification and reimbursement of such persons to the fullest extent now or hereafter permitted by this Article or applicable law.

(4)    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Iowa Business Corporation Act.

ARTICLE XI

These Articles may be amended, modified, revised and/or restated only by resolution by the Board of Directors, which resolution is submitted to the shareholders at an annual or special meeting and receives the affirmative vote of the holders of a majority of the shares entitled to vote thereon.

* * * *

This Second Restatement of the Amended and Restated Articles of Incorporation of Casey's General Stores, Inc., as amended to date, does not contain an amendment requiring shareholder approval and has been adopted by the Board of Directors this 6th day of December, 2017.

/s/ Terry W. Handley
Terry W. Handley, President and
Chief Executive Officer

ATTEST:

/s/ Julia L. Jackowski
Julia L. Jackowski, Senior Vice President,
Corporate General Counsel and Secretary

STATE OF IOWA        )
) SS
COUNTY OF POLK    )

We, Terry W. Handley and Julia L. Jackowski, being first duly sworn on oath, depose and state that we are the President and Chief Executive Officer and Senior Vice President, Corporate General Counsel and Secretary, respectively, of Casey's General Stores, Inc. and that we have executed the foregoing Second Restatement of the Restated and Amended Articles of Incorporation, as amended to date, of Casey's General Stores, Inc. as the President and Chief Executive Officer and Senior Vice President, Corporate General Counsel and Secretary of Casey's General Stores, Inc., and that the statements contained therein are true.

/s/ Terry W. Handley
Terry W. Handley, President and
Chief Executive Officer

/s/ Julia L. Jackowski
Julia L. Jackowski, Senior Vice President,
Corporate General Counsel and Secretary

Subscribed and sworn to before me this 8th day of December, 2017.

/s/ Amy L. Duffy
Notary Public in and for the State of Iowa

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ANNEX A

DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SERIES A SERIAL PREFERRED STOCK OF CASEY'S GENERAL STORES, INC.

SECTION 1. Designation and Number of Shares. The shares of such series shall be designated as "Series A Serial Preferred Stock" (the "Series A Serial Preferred Stock"). The number of shares initially constituting the Series A Serial Preferred Stock shall be 250,000; provided, however, that, if more than a total of 250,000 shares of Series A Serial Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the Rights Agreement dated as of April 16, 2010, between Casey's General Stores, Inc. (the "Company") and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the "Rights Agreement"), the Board of Directors of the Company (the "Board"), pursuant to Section 490.602 of the Iowa Business Corporation Act, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 490.120 thereof, providing for the total number of shares of Series A Serial Preferred Stock authorized to be issued to be increased (to the extent that the Restatement of the Restated and Amended Articles of Incorporation of the Company (the "Articles of Incorporation") then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

SECTION 2. Dividends or Distributions. (a) Subject to the superior rights of the holders of shares of any other series of preferred stock of the Company or other class of capital stock of the Company ranking superior to the shares of Series A Serial Preferred Stock with respect to dividends, the holders of shares of Series A Serial Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of the assets of the Company legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board shall approve (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Serial Preferred Stock, in the amount of $0.085 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Serial Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Serial Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the shares of Common Stock, no par value per share, of the Company (the "Common Stock") in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Company shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or

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other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Company shall simultaneously pay or make on each outstanding whole share of Series A Serial Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used herein, the "Formula Number" shall be 1,000; provided, however, that, if at any time after April 16, 2010, the Company shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that, if at any time after April 16, 2010, the Company shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Series A Serial Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(b) The Company shall declare a cash dividend on the Series A Serial Preferred Stock as provided in Section 2(a)(2) immediately prior to or at the same time it declares a cash dividend on the Common Stock; provided, however, that, in the event no cash dividend shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, during the period between the first issuance of any share or fraction of a share of Series A Serial Preferred Stock, a dividend of $0.085 per whole share on the Series A Serial Preferred Stock shall nevertheless accrue on such subsequent Quarterly Dividend Payment Date or the first Quarterly Dividend Payment Date, as the case may be. The Board may fix a record date for the determination of holders of shares of Series A Serial Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

(c) Whether or not declared, dividends shall begin to accrue and be cumulative on outstanding shares of Series A Serial Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from and after the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Serial Preferred Stock entitled to receive a quarterly

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dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Serial Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) So long as any shares of Series A Serial Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Serial Preferred Stock shall have been declared and set aside.

(e) The holders of shares of Series A Serial Preferred Stock shall not be entitled to receive any dividends or other distributions except as herein provided.

SECTION 3. Voting Rights. The Series A Serial Preferred Stock shall have such voting rights as and to the extent required by the Iowa Business Corporation Act, and otherwise shall have no voting rights.

SECTION 4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions on the Series A Serial Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Serial Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Serial Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Serial Preferred Stock, except dividends paid ratably on the Series A Serial Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Serial Preferred Stock; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Serial Preferred Stock; or

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(iv) purchase or otherwise acquire for consideration any shares of Series A Serial Preferred Stock, or any shares of stock ranking on a parity with the Series A Serial Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, no distribution shall be made (1) to the holders of any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Serial Preferred Stock unless, prior thereto, the holders of shares of Series A Serial Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $1,000 per whole share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Serial Preferred Stock, except distributions made ratably on the Series A Serial Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up; provided, that no holder of any Series A Serial Preferred Stock shall be authorized or entitled to receive upon involuntary liquidation of the Company an amount in excess of $100.00 per share of Series A Serial Preferred Stock.

SECTION 6. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Serial Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

SECTION 7. No Redemption; No Sinking Fund. (a) The shares of Series A Serial Preferred Stock shall not be subject to redemption by the Company or at the option of any holder of Series A Serial Preferred Stock; provided, however, that, subject to Section 4(a)(iv), the Company may purchase or otherwise acquire outstanding shares

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of Series A Serial Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Serial Preferred Stock.

(b) The shares of Series A Serial Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 8. Ranking. The Series A Serial Preferred Stock shall rank junior to all other series of preferred stock of the Company unless the Board shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

SECTION 9. Fractional Shares. The Series A Serial Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandth of a share (as such fraction may be adjusted as provided in the Rights Agreement) or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Serial Preferred Stock. In lieu of any fractional shares, the Company may elect (a) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandths of a share (as such fraction may be adjusted as provided in the Rights Agreement) or any integral multiple thereof or (b) to issue depositary receipts evidencing fractional shares of Series A Serial Preferred Stock pursuant to an appropriate agreement between the Company and a depository selected by the Company; provided, however, that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Serial Preferred Stock.

SECTION 10. Reacquired Shares. Any shares of Series A Serial Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancelation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Articles of Incorporation.

SECTION 11. Amendment. So long as any shares of Series A Serial Preferred Stock shall be outstanding, (i) none of the powers, preferences and relative, participating, optional and other special rights of the Series A Serial Preferred Stock as herein provided shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Serial Preferred Stock so as to affect them adversely and (ii) no amendment, alteration or repeal of the Articles of Incorporation or of the By-laws of the Company shall be effected so as to affect adversely any of such powers, preferences, rights or privileges.

FILED
IOWA
SECRETARY OF STATE
4-16-10
2:43PM
W675113

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ARTICLES OF AMENDMENT
TO THE
SECOND RESTATEMENT OF THE RESTATED AND AMENDED
ARTICLES OF INCORPORATION
OF
CASEY’S GENERAL STORES, INC.

To the Secretary of State of the State of Iowa:

Pursuant to the provisions of Section 490.1006 of the Iowa Business Corporation Act, the undersigned corporation hereby amends its Second Restatement of the Restated and Amended Articles of Incorporation (the “Articles of Incorporation”), and for that purpose submits the following statement:

1.	The name of the corporation is Casey’s General Stores, Inc. (the “Company”).

2.	The text of the amendment is attached hereto as Annex A.

3.
The amendment was adopted and approved by the Company’s Board of Directors on March 2, 2018, and adopted and approved by the Company’s shareholders on September 5, 2018, as required by Chapter 490 of the Iowa Code and by the Articles of Incorporation.

4.	The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

Dated: September 5, 2018

CASEY’S GENERAL STORES, INC.

By:    /s/ Terry W. Handley
Terry W. Handley
President and Chief Executive Officer

ANNEX A

Article V, subsections B and C of the Second Restatement of the Restated and Amended Articles of Incorporation, are hereby amended to be re-lettered as subsections C and D, respectively, and the following is added as a new subsection B:

B.    A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (i) the Secretary of the Corporation receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the requirements for shareholder nominees for director set forth in the Bylaws of the Corporation, and (ii) such nomination has not been withdrawn by such shareholder on or prior to the day next preceding the date the Corporation first mails its notice of meeting for such meeting to the shareholders. If directors are to be elected by a plurality of the votes cast, shareholders shall not be permitted to vote against a nominee.

ARTICLES OF AMENDMENT
TO THE
SECOND RESTATEMENT OF THE RESTATED AND AMENDED
ARTICLES OF INCORPORATION
OF
CASEY’S GENERAL STORES, INC.

To the Secretary of State of the State of Iowa:

Pursuant to the provisions of Section 490.1006 of the Iowa Business Corporation Act (the “Act”), the undersigned corporation hereby amends its Second Restatement of the Restated and Amended Articles of Incorporation (the “Articles of Incorporation”), and for that purpose submits the following statement:

1.    The name of the corporation is Casey’s General Stores, Inc. (the “Company”).

2.    On June 28, 2019, the Company adopted amendments to its Articles of Incorporation, the text of which is attached hereto as Annex A.

3.    The amendments were duly adopted and approved by the Company’s Board of Directors without shareholder approval, as shareholder approval is not required pursuant to Section 490.806B, subsection 2 of the Act.

4.    The amendments do not provide for an exchange, reclassification or cancellation of issued shares.

Dated: July 1, 2019

CASEY’S GENERAL STORES, INC.

By: /s/ Darren M. Rebelez
Darren M. Rebelez
President and Chief Executive Officer

ANNEX A

Article V, subsection A of the Articles of Incorporation is hereby amended by deleting present Article V, subsection A thereof and by inserting, in lieu thereof, the following provision as a new Article V, subsection A:

A.    The number of directors of the Corporation shall be not fewer than four (4) and not greater than nine (9). Vacancies in the Board of Directors or new directorships created by an increase in the number of directors shall be filled by election by a majority of the remaining members of the Board, though less than a quorum, and the person filling such vacancy or newly-created directorship shall serve until the next annual shareholders’ meeting following their election and until their successor is elected and qualified.

Article IX of the Articles of Incorporation is hereby amended by deleting present Article IX thereof and by inserting, in lieu thereof, the following provision as a new Article IX:

A.    The Corporation is subject to Section 490.806B, subsection 1 of the Iowa Business Corporation Act, which was enacted as part of Senate File 2378 during the 2018 session of the Iowa General Assembly.

B.    The staggered terms of the “class I”, “class II”, and “class III” directors of the Corporation elected or appointed prior to January 1, 2019, shall cease at the expiration of their then current terms.

C.    The terms of directors elected or appointed on or after January 1, 2019, shall expire at the next annual shareholders’ meeting following their election or appointment and until their successors are elected and qualified. Commencing with the 2021 annual shareholders’ meeting, directors shall no longer be divided into classes.

ARTICLES OF AMENDMENT
TO THE
SECOND RESTATEMENT OF THE RESTATED AND AMENDED
ARTICLES OF INCORPORATION
OF
CASEY’S GENERAL STORES, INC.

To the Secretary of State of the State of Iowa:

Pursuant to the provisions of Section 490.1006 of the Iowa Business Corporation Act (the “Act”), the undersigned corporation hereby amends its Second Restatement of the Restated and Amended Articles of Incorporation (the “Articles of Incorporation”), and for that purpose submits the following statement:

1.	The name of the corporation is Casey’s General Stores, Inc. (the “Company”).

2.    The text of the amendment is attached hereto as Annex A.

3.
The amendment was adopted and approved by the Company’s Board of Directors on March 8, 2019, and adopted and approved by the Company’s shareholders on September 4, 2019, as required by Chapter 490 of the Iowa Code and by the Articles of Incorporation.

4.	The amendments do not provide for an exchange, reclassification or cancellation of issued shares.

Dated: September 4, 2019

CASEY’S GENERAL STORES, INC.

By: /s/ Darren M. Rebelez
Darren M. Rebelez
President and Chief Executive Officer

ANNEX A

Article V, subsection A of the Articles of Incorporation is hereby amended by deleting present Article V, subsection A thereof and by inserting, in lieu thereof, the following provision as a new Article V, subsection A:

A.    The number of directors of the Corporation shall be not fewer than seven (7) and not greater than twelve (12) with the precise number of directors to be determined by the Board of Directors from time to time. Vacancies in the Board of Directors or new directorships created by an increase in the number of directors shall be filled by election by a majority of the remaining members of the Board, though less than a quorum, and the person filling such vacancy or newly-created directorship shall serve until the next annual shareholders’ meeting following their election and until their successor is elected and qualified.